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                                  EXHIBIT 21

                    SUBSIDIARIES OF DUPONT PHOTOMASKS, INC.
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  NAME                                           ORGANIZED UNDER LAWS OF   OWNERSHIP
  ----                                          -------------------------  ---------

DuPont Dai Nippon Engineering                                    Delaware       50.0%

DuPont Photomasks Company Limited, Shanghai     Peoples Republic of China       71.5%

DuPont Photomasks Delaware, Inc.                                 Delaware      100.0%

DuPont Photomasks Foreign Sales Corporation                      Barbados      100.0%

DuPont Photomasks (France) S.A.                                    France      100.0%

DuPont Photomasks GmbH                                            Germany      100.0%

DuPont Photomasks Korea Ltd.                            Republic of Korea      100.0%

DuPont Photomasks UK Limited                               United Kingdom      100.0%

DPI Reticle Technology Center, LLC                               Delaware       25.0%

DuPont Photomasks Japan Company, Limited                            Japan      100.0%

DuPont Photomasks Singapore Pte Limited                         Singapore      100.0%

DuPont Photomasks Taiwan, Limited                       Republic of China       51.0%
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